RETURN TO TREASURY AGREEMENT

THIS AGREEMENT is made as of the 2nd day of July, 2010 between CleanTech Innovations, Inc., a corporation formed pursuant to the laws of the State of Nevada and having an office for business located at 603, Unit 3, DongFeng South Road, NaShiLiJu 34, ChaoYang District, Beijing, China 100016 (the “Company”), and Jonathan Woo, having an address located at 603, Unit 3, DongFeng South Road, NaShiLiJu 34, ChaoYang District, Beijing, China 100016 (the “Shareholder”).

WHEREAS:

A.          The Shareholder is the registered and beneficial owner of 40,000,000 shares of the Company’s common stock.

B.           The Company has entered into a Share Exchange Agreement and Plan of Reorganization with Liaoning Creative Bellows Co., Ltd., a company formed pursuant to the laws of the People’s Republic of China (the “Purchase Agreement”).

C.           As a condition to the aforementioned Purchase Agreement, the Shareholder has agreed to return 40,000,000 shares of the Company’s common stock (the “Surrendered Shares”) held by him to the treasury of the Company for the sole purpose of the Company retiring the Surrendered Shares.

NOW, THEREFORE, THIS AGREEMENT WITNESSETH THAT in consideration of the premises and sum of $40,000.00 now paid by the Company to the Shareholder, the receipt and sufficiency whereof is hereby acknowledged, the parties hereto hereby agree as follows:

SURRENDER OF SHARES

1.           The Shareholder hereby surrenders to the Company the Surrendered Shares by delivering to the Company herewith a share certificate or certificates representing the Shares, duly endorsed for transfer in blank. The Company hereby acknowledges receipt from the Shareholder of the certificates for the sole purpose of retiring the Surrendered Shares.

RETIREMENT OF SHARES

2.           The Company agrees, subject to section 3 hereof, to forthwith after the closing of the Purchase Agreement to retire the Surrendered Shares which shall become authorized but unissued.

CONDITION PRECEDENT

3.           Notwithstanding any other provision herein, in the event that the transactions contemplated by the Purchase Agreement do not close on or before the deadline set forth in said Purchase Agreement, this Agreement shall terminate and the Company shall forthwith return to the Shareholder the certificates representing the Surrendered Shares.

REPRESENTATIONS AND WARRANTIES

4.           The Shareholder represents and warrants to the Company that he is the owner of the Surrendered Shares and that he has good and marketable title to the Surrendered Shares and that the Surrendered Shares are free and clear of all liens, security interests or pledges of any kind whatsoever.

GENERAL

5.           Each of the parties will execute and deliver such further and other documents and do and perform such further and other acts as any other party may reasonably require to carry out and give effect to the terms and intention of this Agreement.

6.           The provisions contained herein constitute the entire agreement among the Company and the Shareholder respecting the subject matter hereof and supersede all previous communications, representations and agreements, whether verbal or written, among the Company and the Shareholder with respect to the subject matter hereof.

7.           This Agreement will inure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, administrators, successors and permitted assigns.

8.           This Agreement is not assignable without the prior written consent of the parties hereto.

9.           This Agreement may be executed in counterparts, each of which when executed by any party will be deemed to be an original and all of which counterparts will together constitute one and the same Agreement. Delivery of executed copies of this Agreement by facsimile will constitute proper delivery, provided that originally executed counterparts are delivered to the parties within a reasonable time thereafter.

[Signature Page Follows]

IN WITNESS WHEREOF the parties have executed this Agreement effective as of the day and year first above written.

CLEANTECH INNOVATIONS, INC.

By:	/s/ Jonathan Woo
Name:	Jonathan Woo
Title:	Chief Executive Officer

JONATHAN WOO

By:	/s/ Jonathan Woo
Name:	Jonathan Woo